PRICING SUPPLEMENT No. 2940B Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333–206013 Dated October 12, 2017 $10,000,000 Deutsche Bank AG Step Down Trigger Autocallable Notes

Linked to the Least Performing of the Market Vectors Oil Services ETF, the Technology Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF due October 16, 2020

Investment Description

Step Down Trigger Autocallable Notes (the “Notes”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the least performing of the Market Vectors Oil Services ETF, the Technology Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF (each, an “Underlying” and together, the “Underlyings”). If (i) the Closing Prices of all Underlyings on any annual Observation Date prior to the Final Valuation Date are greater than or equal to their respective Initial Underlying Prices or (ii) the Closing Prices of all Underlyings on the Final Valuation Date are greater than or equal to their respective Downside Thresholds, Deutsche Bank AG will automatically call the Notes and, for each $10.00 Face Amount of Notes, pay you a Call Price equal to the Face Amount plus a Call Return based on the Call Return Rate specified below, and no further amounts will be owed to you under the Notes. The Call Return increases the longer the Notes are outstanding. However, if the Notes are not automatically called and, therefore, the Final Underlying Price of the Least Performing Underlying is less than its Downside Threshold, for each $10.00 Face Amount of Notes, Deutsche Bank AG will pay you less than the Face Amount, if anything, resulting in a loss that is proportionate to the decline in the Final Underlying Price of the Least Performing Underlying as compared to its Initial Underlying Price. The “Least Performing Underlying” is the Underlying with the largest percentage decline from its Initial Underlying Price to its Final Underlying Price. In this circumstance, you will lose a significant portion or all of your initial investment. You will not receive any coupon payments during the term of the Notes. Investing in the Notes is subject to significant risks, including the risk of losing your entire investment. You will not receive dividends or other distributions paid on the Underlyings or any component securities held by the Underlyings. Generally, the higher the Call Return Rate on the Notes, the greater the risk of loss on the Notes. You will lose a significant portion or all of your investment if the Notes are not automatically called and the Final Underlying Price of the Least Performing Underlying is less than its Downside Threshold. The Downside Threshold is observed only on the Final Valuation Date and the contingent repayment of your initial investment applies only if you hold the Notes to maturity. You will be exposed to the market risk of each Underlying and any decline in the price of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the prices of the other Underlyings. Any payment on the Notes, including any payment upon an automatic call, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations or become subject to a Resolution Measure (as described on page 2), you might not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

Features	Key Dates

❑ Call Return — If (i) the Closing Prices of all Underlyings on any annual Observation Date prior to the Final Valuation Date are greater than or equal to their respective Initial Underlying Prices or (ii) the Closing Prices of all Underlyings on the Final Valuation Date are greater than or equal to their respective Downside Thresholds, Deutsche Bank AG will automatically call the Notes and, for each $10.00 Face Amount of Notes, pay you a Call Price equal to the Face Amount plus a Call Return based on the Call Return Rate specified below, and no further amounts will be owed to you under the Notes. The Call Return increases the longer the Notes are outstanding. If the Notes are not automatically called, investors will have downside market exposure to the Least Performing Underlying at maturity.

❑ Downside Exposure with Contingent Repayment of Your Initial Investment at Maturity — If the Notes are not automatically called and, therefore, the Final Underlying Price of the Least Performing Underlying is less than its Downside Threshold, for each $10.00 Face Amount of Notes, Deutsche Bank AG will pay you less than the Face Amount, if anything, resulting in a loss that is proportionate to the decline in the Final Underlying Price of the Least Performing Underlying as compared to its Initial Underlying Price. In this circumstance, you will lose a significant portion or all of your initial investment. The Downside Threshold is observed only on the Final Valuation Date and the contingent repayment of your initial investment applies only if you hold the Notes to maturity. Any payment on the Notes, including any payment upon an automatic call, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations or become subject to a Resolution Measure, you might not receive any amounts owed to you under the terms of the Notes and you could lose your entire investment.

	Strike Date Trade Date Settlement Date[1] Observation Dates [2] Final Valuation Date [2] Maturity Date[2]	October 11, 2017 October 12, 2017 October 17, 2017 Annually October 12, 2020 October 16, 2020

1   We expect to deliver each offering of the Notes against payment on the third business day following the Trade Date. Under Rule 15c6–1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on any day prior to two business days preceding the Settlement Date will be required, by virtue of the fact that the Notes initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement.

[2] Please see page 5 for additional details

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL FACE AMOUNT OF NOTES AT MATURITY AND THE NOTES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE LEAST PERFORMING UNDERLYING. FOR MORE INFORMATION ABOUT THE UNDERLYINGS, PLEASE SEE PAGES 16 TO 18 OF THIS PRICING SUPPLEMENT AND THE ACCOMPANYING UNDERLYING SUPPLEMENT NO. 1 DATED AUGUST 17, 2015. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 7 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS” BEGINNING ON PAGE 7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT, PAGE PS–5 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND PAGE 13 OF THE ACCOMPANYING PROSPECTUS BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.

Security Offering

We are offering Step Down Trigger Autocallable Notes linked to the least performing of the Market Vectors Oil Services ETF, the Technology Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF. The Notes are our unsubordinated and unsecured obligations and are offered at a minimum investment of $1,000 in denominations of $10.00 and integral multiples thereof.

Underlyings	Call Return Rate*	Initial Underlying Prices	Downside Thresholds	CUSIP / ISIN
Market Vectors Oil Services ETF (Ticker: OIH)	12.00% per annum	$25.40	$15.24, equal to 60.00% of its Initial Underlying Price	25190K664 / US25190K6644
Technology Select Sector SPDR® Fund (Ticker: XLK)		$60.36	$36.22, equal to 60.00% of its Initial Underlying Price
SPDR® S&P® Regional Banking ETF (Ticker: KRE)		$56.81	$34.09, equal to 60.00% of its Initial Underlying Price

*	The Call Return increases the longer the Notes are outstanding, based on the per annum Call Return Rate. The potential Call Returns applicable to each Observation Date are set forth under “Final Terms — Call Price” in this pricing supplement.

Please see “Additional Terms Specific to the Notes” in this pricing supplement. The Notes will have the terms specified in underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these Notes are a part, the prospectus dated April 27, 2016 and this pricing supplement.

The Issuer’s estimated value of the Notes on the Trade Date is $9.595 per $10.00 Face Amount of Notes, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Notes” on the following page of this pricing supplement for additional information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement No. 1, product supplement B, prospectus supplement or prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other U.S. or foreign governmental agency or instrumentality.

	Price to Public		Discounts and Commissions(1)		Proceeds to Us
Offering of Notes	Total	Per Note	Total	Per Note	Total	Per Note
Notes linked to the least performing of the Market Vectors Oil Services ETF, the Technology Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF	$10,000,000.00	$10.00	$135,000.00	$0.135	$9,865,000.00	$9.865

(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this pricing supplement.

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Notes

The Issuer’s estimated value of the Notes is equal to the sum of our valuations of the following two components of the Notes: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Notes is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of Notes, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Notes. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Notes, reduces the economic terms of the Notes to you and is expected to adversely affect the price at which you may be able to sell the Notes in any secondary market. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Notes or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Notes. The difference between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Resolution Measures and Deemed Agreement

Under German and European laws and regulations, the Notes may be subject to any Resolution Measure by the competent resolution authority if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us. A “Resolution Measure” may include: (i) a write down, including to zero, of any payment (or delivery obligations) on the Notes; (ii) a conversion of the Notes into ordinary shares of (a) the Issuer, (b) any group entity or (c) any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; and/or (iii) any other resolution measure, including, but not limited to, any transfer of the Notes to another entity, the amendment, modification or variation of the terms and conditions of the Notes or the cancellation of the Notes. By acquiring the Notes, you will be bound by and will be deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority as set forth in the accompanying prospectus dated April 27, 2016. Please read the risk factor “The Notes May Be Written Down, Be Converted into Ordinary Shares or Other Instruments of Ownership or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to Us” in this pricing supplement and see the accompanying prospectus, including the risk factors beginning on page 13 of such prospectus, for further information.

Additional Terms Specific to the Notes

You should read this pricing supplement, together with underlying supplement No. 1 dated August 17, 2015, product supplement B dated July 31, 2015, the prospectus supplement dated July 31, 2015 relating to our Series A global notes of which these Notes are a part and the prospectus dated April 27, 2016. Delaware Trust Company, which acquired the corporate trust business of Law Debenture Trust Company of New York, is the successor trustee of the Notes. When you read the accompanying underlying supplement, product supplement and prospectus supplement, please note that all references in such supplements to the prospectus dated July 31, 2015, or to any sections therein, should refer instead to the accompanying prospectus dated April 27, 2016 or to the corresponding sections of such prospectus, as applicable, unless otherwise specified or the context otherwise requires. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at.www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated August 17, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315006546/crt_dp58829-424b2.pdf

♦	Product supplement B dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315006059/crt_dp58181-424b2.pdf

♦	Prospectus supplement dated July 31, 2015: http://www.sec.gov/Archives/edgar/data/1159508/000095010315006048/crt-dp58161_424b2.pdf

♦	Prospectus dated April 27, 2016: https://www.sec.gov/Archives/edgar/data/1159508/000119312516559607/d181910d424b21.pdf

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Notes” refers to the Step Down Trigger Autocallable Notes that are offered hereby, unless the context otherwise requires.

All references to “Final Underlying Price” and “Initial Underlying Price” in this pricing supplement shall be deemed to refer to “Final Level” and “Initial Level,” respectively, as used in the accompanying product supplement.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

This pricing supplement, together with the documents listed above, contains the terms of the Notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, prospectus supplement and prospectus, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Notes.

Investor Suitability

The suitability considerations identified below are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review “Key Risks” on page 7 of this pricing supplement and “Risk Factors” on page 7 of the accompanying product supplement, page PS–5 of the accompanying prospectus supplement and page 13 of the accompanying prospectus.

The Notes may be suitable for you if, among other considerations:	The Notes may not be suitable for you if, among other considerations:

♦  You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.

♦  You can tolerate the loss of a significant portion or all of your investment and you are willing to make an investment that may have downside market risk similar to an investment in the shares of the Least Performing Underlying or in the component securities held by the Least Performing Underlying.

♦  You are willing and able to accept the individual market risk of each Underlying and understand that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the prices of the other Underlyings.

♦  You believe the Closing Prices of all Underlyings will be (i) greater than or equal to their respective Initial Underlying Prices on any annual Observation Date prior to the Final Valuation Date or (ii) greater than or equal to their respective Downside Thresholds on the Final Valuation Date.

♦  You understand and accept that you will not participate in any increase in the price of any Underlying and you are willing to make an investment the return of which is limited to the applicable Call Return.

♦  You can tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Least Performing Underlying.

♦  You are willing to invest in the Notes based on the Call Return Rate specified on the cover of this pricing supplement.

♦  You are willing to invest in the Notes based on the Downside Threshold specified on the cover of this pricing supplement.

♦  You do not seek current income from this investment and you are willing to forgo any dividends and any other distributions paid on the component securities held by the Underlyings.

♦  You are willing and able to hold Notes that will be automatically called on any Observation Date prior to the Final Valuation Date on which the Closing Prices of all Underlyings are greater than or equal to their respective Initial Underlying Prices, and you are otherwise willing and able to hold the Notes to the Maturity Date as set forth on the cover of this pricing supplement, and you are not seeking an investment for which there will be an active secondary market.

♦  You understand and are willing to accept the risks associated with the Underlyings.

♦  You are willing and able to assume the credit risk of Deutsche Bank AG, as Issuer of the Notes, for all payments under the Notes and you understand that, if Deutsche Bank AG defaults on its obligations or becomes subject to a Resolution Measure, you might not receive any amounts due to you, including any payment upon an earlier automatic call or any repayment of the Face Amount at maturity.

♦  You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire investment.

♦  You cannot tolerate the loss of a significant portion or all of your investment or you are unwilling to make an investment that may have downside market risk similar to an investment in the Least Performing Underlying or in the component securities held by the Least Performing Underlying.

♦  You require an investment designed to provide a full return of your initial investment at maturity.

♦  You are unwilling or unable to accept the individual market risk of each Underlying or do not understand that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the prices of the other Underlyings.

♦  You believe the Notes will not be automatically called and the Final Underlying Price of the Least Performing Underlying will be less than its Downside Threshold.

♦  You seek an investment that participates in any increase in the prices of the Underlyings or that has unlimited return potential.

♦  You cannot tolerate fluctuations in the value of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Least Performing Underlying.

♦  You are unwilling to invest in the Notes based on the Call Return Rate specified on the cover of this pricing supplement.

♦  You are unwilling to invest in the Notes based on the Downside Threshold specified on the cover of this pricing supplement.

♦  You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦  You seek current income from this investment or prefer to receive any dividends or any other distributions paid on the component securities held by the Underlyings.

♦  You are unwilling or unable to hold Notes that will be automatically called on any Observation Date prior to the Final Valuation Date on which the Closing Prices of all Underlyings are greater than or equal to their respective Initial Underlying Prices, or you are otherwise unwilling or unable to hold the Notes to the Maturity Date as set forth on the cover of this pricing supplement, or you seek an investment for which there will be an active secondary market.

♦  You do not understand or are unwilling to accept the risks associated with the Underlyings.

♦  You are unwilling or unable to assume the credit risk of Deutsche Bank AG, as issuer of the Notes, for all payments under the Notes, including any payment upon an earlier automatic call or any repayment of the Face Amount at maturity.

Final Terms
Issuer	Deutsche Bank AG, London Branch
Issue Price	100% of the Face Amount of Notes
Face Amount	$10.00
Term	Approximately 3 years, unless called earlier
Strike Date	October 11, 2017
Trade Date	October 12, 2017
Settlement Date	October 17, 2017
Final Valuation Date[1]	October 12, 2020
Maturity Date[1]	October 16, 2020
Underlyings	The Market Vectors Oil Services ETF, the Technology Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF
Call Feature	The Notes will be automatically called if (i) the Closing Prices of all Underlyings on any annual Observation Date prior to the Final Valuation Date are greater than or equal to their respective Initial Underlying Prices or (ii) the Closing Prices of all Underlyings on the Final Valuation Date are greater than or equal to their respective Downside Thresholds. If the Notes are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Notes equal to the Call Price for the applicable Observation Date, and no further amounts will be owed to you under the Notes.
Observation Dates[1]	Annually, on the dates set forth in the table below
Call Settlement Dates[1]	As set forth in the table below. The Call Settlement Date for the Final Valuation Date will be the Maturity Date.
Call Return and Call Return Rate	The Call Return increases the longer the Notes are outstanding and is based upon a Call Return Rate of 12.00% per annum.
Call Price	The Call Price equals the Face Amount plus the product of the Face Amount and the Call Return for the applicable Observation Date. The table below reflects the Call Return and corresponding Call Price for each Observation Date.

Observation Dates	Call Settlement Dates	Call Return	Call Price (per $10.00 Face Amount of Notes)
October 17, 2018	October 19, 2018	12.00%	$11.20
October 15, 2019	October 17, 2019	24.00%	$12.40
October 12, 2020 (Final Valuation Date)	October 16, 2020 (Maturity Date)	36.00%	$13.60
Payment at Maturity (per $10.00 Face Amount of Notes)

If the Notes are not automatically called and, therefore, the Final Underlying Price of the Least Performing Underlying is less than its Downside Threshold, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Notes at maturity that is less than the Face Amount, equal to:

$10.00 + ($10.00 x Underlying Return of the Least Performing Underlying)

In this circumstance, you will lose a significant portion or all of your initial investment in an amount proportionate to the negative Underlying Return of the Least Performing Underlying, regardless of the performance of the other Underlyings. You will be exposed to the market risk of each Underlying and any decline in the price of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the prices of any of the other Underlyings.

Least Performing Underlying	The Underlying with the largest percentage decrease from its Initial Underlying Price to its Final Underlying Price, as measured by its Underlying Return. If the calculation agent determines that any two or all three Underlyings have equal Underlying Returns, then the calculation agent will, in its sole discretion, designate either Underlying as the Least Performing Underlying.
Underlying Return	With respect to each Underlying, the Underlying Return will be calculated as follows: Final Underlying Price – Initial Underlying Price Initial Underlying Price
Downside Threshold

With respect to the Market Vectors Oil Services ETF, $15.24, equal to 60.00% of its Initial Underlying Price.

With respect to the Technology Select Sector SPDR® Fund, $36.22, equal to 60.00% of its Initial Underlying Price.

With respect to the SPDR® S&P® Regional Banking ETF, $34.09, equal to 60.00% of its Initial Underlying Price.

Initial Underlying Price

With respect to each Underlying, the Closing Price of such Underlying on the Strike Date.

With respect to the Market Vectors Oil Services ETF, $25.40.

With respect to the Technology Select Sector SPDR® Fund, $60.36.

With respect to the SPDR® S&P® Regional Banking ETF, $56.81.

Final Underlying Price	With respect to each Underlying, the Closing Price of such Underlying on the Final Valuation Date
Closing Price	With respect to each Underlying, on any trading day, the closing price for one share of such Underlying on the relevant date of calculation multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.
Share Adjustment Factor	With respect to each Underlying, initially 1.0, subject to adjustment for certain actions affecting such Underlying. See “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement.

INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE NOTES, INCLUDING ANY PAYMENT UPON AN AUTOMATIC CALL AND ANY PAYMENT OF YOUR INITIAL INVESTMENT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS OR BECOME SUBJECT TO A RESOLUTION MEASURE, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

[1]	Each of the Observation Dates (including the Final Valuation Date) and the Call Settlement Dates (including the Maturity Date) are subject to adjustment as described under “Description of Securities — Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

Investment Timeline

Strike Date:	For each Underlying, the Initial Underlying Price is observed and the Downside Threshold is determined.

Annually, after one year (including at maturity):

The Notes will be automatically called if (i) the Closing Prices of all Underlyings on any annual Observation Date prior to the Final Valuation Date are greater than or equal to their respective Initial Underlying Prices or (ii) the Closing Prices of all Underlyings on the Final Valuation Date are greater than or equal to their respective Downside Thresholds.

If the Notes are automatically called, Deutsche Bank AG will pay you on the applicable Call Settlement Date a cash payment per $10.00 Face Amount of Notes equal to the Call Price for the applicable Observation Date.

Maturity Date:

For each Underlying, the Final Underlying Price is determined and the Underlying Return is calculated on the Final Valuation Date.

If the Notes are not automatically called and, therefore, the Final Underlying Price of the Least Performing Underlying is less than its Downside Threshold, Deutsche Bank AG will pay you a cash payment per $10.00 Face Amount of Notes at maturity that is less than the Face Amount, equal to:

$10.00 + ($10.00 x Underlying Return of the Least Performing Underlying)

In this circumstance, you will lose a significant portion or all of your initial investment in an amount proportionate to the negative Underlying Return of the Least Performing Underlying, regardless of the performance of the other Underlyings. You will be exposed to the market risk of each Underlying and any decline in the price of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the prices of any of the other Underlyings.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Underlyings or in the component securities held by the Underlyings. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” sections of the accompanying product supplement, prospectus supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

♦	Your Investment in the Notes May Result in a Loss of Your Initial Investment — The Notes differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay you the Face Amount per $10.00 Face Amount of Notes at maturity. If the Closing Price of any Underlying on each Observation Date prior to the Final Valuation Date is less than its Initial Underlying Price and the Closing Price of any Underlying on the Final Valuation Date is less than its Downside Threshold, the Notes will not be automatically called. If the Notes are not automatically called and, therefore, the Final Underlying Price of at least one Underlying is less than its Downside Threshold, you will be fully exposed to any negative Underlying Return of the Least Performing Underlying and, for each $10.00 Face Amount of Notes, you will incur a loss that is proportionate to the decline in the Final Underlying Price of the Least Performing Underlying as compared to its Initial Underlying Price. In this circumstance, you will lose a significant portion or all of your initial investment at maturity.

♦	Limited Return Potential — The return potential of the Notes is limited to the Call Return which is based on the Call Return Rate, regardless of the performance of the Underlyings. Because the Call Return increases the longer the Notes are outstanding and the Notes could be automatically called as early as the first Observation Date (approximately one year after the Trade Date), the term of your investment could be cut short and your return on the Notes would then be less than if the Notes were automatically called at a later date. As a result, a direct investment in the Underlyings or in the component securities held by the Underlyings could provide a better return than an investment in the Notes. If the Notes are not automatically called, you may be fully exposed to the full downside performance of the Least Performing Underlying even though you cannot participate in any potential increase in the prices of the Underlyings. Furthermore, because the prices of the Underlyings at various times during the term of the Notes could be higher than on the Observation Dates and on the Final Valuation Date, you may receive a lower payment if the Notes are automatically called or at maturity, as the case may be, than you would have with a direct investment in the Underlyings or in the component securities held by the Underlyings.

♦	Your Investment Is Exposed to a Decline in the Price of Each Underlying — Your return on the Notes, if any, is not linked to a basket consisting of the Underlyings. Rather, any payment on the Notes will be determined by reference to the performance of each individual Underlying. Unlike an instrument with a return linked to a basket, in which risk is mitigated and diversified among all of the basket components, you will be fully exposed to the risks related to each of the Underlyings. Poor performance by any of the Underlyings over the term of the Notes may adversely affect your return and will not be offset or mitigated by a positive performance by any of the other Underlyings. In addition, if not automatically called, you will incur a loss proportionate to the negative Underlying Return of the Least Performing Underlying even if the prices of the other Underlyings increase during the term of the Notes. Accordingly, your investment is exposed to a decline in the price of each Underlying.

♦	Because the Notes Are Linked to the Least Performing Underlying, the Notes Are Less Likely to Be Automatically Called and You Are Exposed to a Greater Risk of Losing a Significant Portion or All of Your Initial Investment at Maturity than if the Notes Were Linked to just One Underlying — The likelihood of the Notes being automatically called on any Observation Date is lower, and the risk that you will lose a significant portion or all of your initial investment in the Notes at maturity is greater if you invest in the Notes than in substantially similar securities that are linked to the performance of just one Underlying. With three Underlyings, it is more likely that the Closing Price of any Underlying will be less than its Initial Underlying Price on each Observation Date prior to the Final Valuation Date or less than its Downside Threshold on the Final Valuation Date than if the Notes were linked to only one of the Underlyings, and therefore it is less likely that the Notes will be automatically called and more likely that you will receive an amount in cash that is less than your initial investment on the Maturity Date.

In addition, movements in the prices of the Underlyings may be correlated or uncorrelated at different times during the term of the Notes and such correlation (or lack thereof) could have an adverse effect on your return on the Notes. The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the ratios of the returns of those Underlyings were similar to each other over a given period of time. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the prices of both Underlyings are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the price of one Underlying increases, the price of the other Underlying decreases and the ratio of their daily returns has been constant).

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Initial Underlying Price on any Observation Date prior to the Final Valuation Date or its Downside Threshold on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that the price of at least one of the Underlyings will decrease. This results in a lower potential for the Notes to be automatically called and a greater potential for a significant loss of principal at maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Initial Underlying Price on any Observation Date prior to the Final Valuation Date or its Downside Threshold on the Final Valuation Date, as the prices of both of those Underlyings may decrease together.

In addition, for each additional Underlying to which the Notes are linked, there is a greater potential for one pair of Underlyings to have low or negative correlation. Therefore, the greater the number of Underlyings, the lower the potential for the Notes to be automatically called and the greater the potential for a significant loss of principal at maturity. Deutsche Bank AG determines the Call Return Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes are set. As discussed above, increased risk resulting from lower correlation or from a greater number of underlyings will be reflected in a higher Call Return Rate than would be payable on notes linked to fewer underlyings that have a higher degree of correlation.

♦	Contingent Repayment of Your Initial Investment Applies Only If You Hold the Notes to Maturity — If your Notes are not automatically called, you should be willing to hold your Notes to maturity. If you are able to sell your Notes prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the Closing Prices of all of the Underlyings are greater than their respective Initial Underlying Prices at the time of sale.

♦	A Higher Call Return Rate or a Lower Downside Threshold May Reflect Greater Expected Volatility of the Underlyings, Which Is Generally Associated with a Greater Risk of Loss — Volatility is a measure of the degree of variation in the prices of the Underlyings over a period of time. The greater the expected volatility at the time the terms of the Notes are set on the Trade Date, the greater the expectation is at that time that an Underlying may close below its Initial Underlying Price on any Observation Date prior to the Final Valuation (resulting in a missed automatic call) or its Downside Threshold on the Final Valuation Date (resulting in the loss of a significant portion or all of your investment at maturity). In addition, the economic terms of the Notes, including Call Return Rate and the Downside Threshold, are based, in part, on the expected volatility of the Underlyings at the time the terms of the Notes are set on the Trade Date, where higher expected volatility will generally lead to a higher Call Return Rate or a lower Downside Threshold. Accordingly, a higher Call Return Rate as compared with the coupon on our conventional fixed income securities with a similar maturity or the return on our other similarly structured securities will generally indicate a greater risk of loss, while a lower Downside Threshold as compared with otherwise comparable securities does not necessarily indicate that the Notes have a greater likelihood of being automatically called or returning your investment at maturity. You should be willing to accept the downside market risk of the Underlyings and the potential loss of a significant portion or all of your investment at maturity.

♦	Reinvestment Risk — If your Notes are automatically called, the holding period over which you would receive the Call Return, which is based on the Call Return Rate, could be as little as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return for a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

♦	No Coupon Payments — Deutsche Bank AG will not pay any coupon payments with respect to the Notes.

♦	The Notes Are Subject to the Credit of Deutsche Bank AG — The Notes are unsubordinated and unsecured obligations of Deutsche Bank AG and are not, either directly or indirectly, an obligation of any third party. Any payment(s) to be made on the Notes depends on the ability of Deutsche Bank AG to satisfy its obligations as they become due. An actual or anticipated downgrade in Deutsche Bank AG’s credit rating or increase in the credit spreads charged by the market for taking Deutsche Bank AG’s credit risk will likely have an adverse effect on the value of the Notes. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Notes and, in the event Deutsche Bank AG were to default on its obligations or become subject to a Resolution Measure, you might not receive any amount(s) owed to you under the terms of the Notes and you could lose your entire investment.

♦	The Notes May Be Written Down, Be Converted into Ordinary Shares or Other Instruments of Ownership or Become Subject to Other Resolution Measures. You May Lose Some or All of Your Investment If Any Such Measure Becomes Applicable to Us

♦	Resolution Measures could be imposed on us. German and European laws and regulations provide German and European resolution authorities with a set of powers to intervene in the event that a bank is failing or likely to fail and certain other conditions are met. Specifically, the competent resolution authority could impose Resolution Measures on us under German and European laws and regulations if we become, or are deemed by the competent supervisory authority to have become, “non-viable” (as defined under the then applicable law) and are unable to continue our regulated banking activities without a Resolution Measure becoming applicable to us.

♦	If a Resolution Measure is imposed on us, you may lose some or all of your investment in the Notes. A Resolution Measure may include: a write down, including to zero, of any claim for payment on the Notes; a conversion of the Notes into ordinary shares of us, any group entity or any bridge bank or other instruments of ownership of such entities qualifying as common equity tier 1 capital; or the application of any other resolution measure including, but not limited to, any transfer of the Notes to another entity, an amendment, modification or variation of the terms and conditions of the Notes or the cancellation of the Notes. The competent resolution authority may apply Resolution Measures individually or in any combination. You may lose some or all of your investment in the Notes if a Resolution Measure becomes applicable to us.

♦	If a Resolution Measure is imposed on us, we expect that other debt instruments issued by us may be affected by such Resolution Measure before the Notes would be. The imposition of a Resolution Measure would have to be conducted in accordance with a set order of priority derived from the order of priority that would apply in a German insolvency proceeding with respect to the Issuer. Under the applicable German law, certain specifically defined senior unsecured debt instruments (including securities we expect to be classified as Non-Structured Debt Securities) would rank junior to, without constituting subordinated debt, all other senior unsecured obligations of the Issuer (including securities we expect to be classified as Structured Debt Securities). The specifically defined senior unsecured debt instruments (including Non-Structured Debt Securities) would be satisfied in a German insolvency proceeding with respect to the Issuer only if all other senior unsecured obligations of the Issuer (including Structured Debt Securities) have been paid in full. Therefore, if a Resolution Measure were imposed on us, our Non-Structured Debt Securities would be written down or converted into common equity tier 1 instruments before our Structured Debt Securities are written down or converted. This order of priority would apply in German insolvency proceedings instituted, or when Resolution Measures are imposed, on or after January 1, 2017 with effect for debt instruments of the Issuer outstanding at that time. While we expect the Notes offered herein to be classified as Structured Debt Securities, and therefore to be affected after our Non-Structured Debt Securities in the event of the imposition of Resolution Measures, the competent regulatory authority or court may classify the Notes differently. Even if the Notes are classified as Structured Debt Securities, you may lose some or all of your investment in the Notes if a Resolution Measure becomes applicable to us.

♦	If a Resolution Measure is imposed on us, the secondary market for the Notes may be affected. Because the Notes are subject to Resolution Measures, the secondary market trading in the Notes may not follow the trading behavior associated with similar types of Notes issued by other financial institutions which may be or have been subject to a Resolution Measure.

By acquiring the Notes, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure by the competent resolution authority. As a result, you would have no claim or other right against us arising out of any Resolution Measure and the imposition of any Resolution Measure will not constitute a default or an event of default under the Notes, under the senior indenture or for the purposes of, but only to the fullest extent permitted by, the Trust Indenture Act of 1939, as amended. In addition, the trustee, the paying agent, issuing agent, registrar and The Depository Trust Company (“DTC”) and any direct participant in DTC or other intermediary through which you hold such Notes may take any and all necessary action, or abstain from taking any action, if required, to implement the imposition of any Resolution Measure with respect to the Notes. Accordingly, you may have limited or circumscribed rights to challenge any decision of the competent resolution authority to impose any Resolution Measure. For more information, including details on the particular German and European laws and regulations referenced above, please see the accompanying prospectus dated April 27, 2016, including the risk factors beginning on page 13 of such prospectus.

♦	The Issuer’s Estimated Value of the Notes on the Trade Date Will Be Less Than the Issue Price of the Notes — The Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Notes. The difference between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions, if any, and the cost of hedging our obligations under the Notes through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Notes is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions, if any, and the estimated cost of hedging our obligations under the Notes, reduces the economic terms of the Notes to you and is expected to adversely affect the price at which you may be able to sell the Notes in any secondary market. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your Notes or otherwise value your Notes, that price or value may differ materially from the estimated value of the Notes determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Notes in the secondary market.

♦	Investing in the Notes Is Not the Same as Investing in the Underlyings or the Component Securities Held by the Underlyings — The return on your Notes may not reflect the return you would realize if you invested directly in the Underlyings or the component securities held by the Underlyings. For instance, your return on the Notes is limited to the applicable Call Return you may receive, regardless of any increase in the price of any Underlying, which could be significant.

♦	If the Prices of the Underlyings Change, the Value of the Notes May Not Change in the Same Manner — The Notes may trade quite differently from the prices of the Underlyings. Changes in the prices of the Underlyings may not result in comparable changes in the value of the Notes.

♦	No Dividend Payments or Voting Rights — As a holder of the Notes, you will not have any voting rights or rights to receive cash dividends or other distributions or other rights that holders of the shares of the Underlyings or the component securities held by the Underlyings would have.

♦	Risks Associated With Investments in Notes With Concentration in the Oil Services Industry — The component stocks comprising the Market Vectors US Listed Oil Services 25 Index and that are generally tracked by the Market Vectors Oil Services ETF are stocks of companies concentrated in the oil service industry. An investment in the Notes linked to the performance of the Market Vectors Oil Services ETF lacks diversification and does not have the benefit of other offsetting components which may increase when other components are decreasing. Accordingly, a decline in value of stock prices of companies in the oil service industry, and in particular the stocks comprising the Market Vectors US Listed Oil Services 25 Index, would adversely affect the performance of the Market Vectors Oil Services ETF and, consequently, the value of the Notes. The Market Vectors Oil Services ETF measures the performance of shares of oil service companies and not the price per barrel of oil specifically.

The stock prices of oil service companies are subject to wide fluctuations in response to a variety of factors, including the ability of the Organization of Petroleum Exporting Companies ("OPEC") to set and maintain production levels and pricing, the level of production in non-OPEC countries, the demand for oil and gas, which is negatively impacted by economic downturns, the policies of various governments regarding exploration and development of oil and gas reserves, advances in exploration and development technology and the political environment of oil-producing regions. Price volatility of the stocks comprising the Market Vectors Oil Services ETF may adversely affect the price of the Underlying and, consequently, the value of the Notes.

♦	The Equity Securities Held by the Technology Select Sector SPDR® Fund Are Subject to Risks Associated with the Technology Sector — All or substantially all of the component stocks held by the Technology Select Sector SPDR® Fund are issued by companies whose primary line of business is directly associated with the technology sector. The value of stocks of technology companies and companies that rely heavily on technology is particularly vulnerable to rapid changes in technology product cycles, rapid product obsolescence, government regulation and competition, both domestically and internationally, including competition from foreign competitors with lower production costs. Stocks of technology companies and companies that rely heavily on technology, especially those of smaller, less-seasoned companies, tend to be more volatile than the overall market. Technology companies are heavily dependent on patent and intellectual property rights, the loss or impairment of which may adversely affect profitability. Additionally, companies in the technology sector may face dramatic and often unpredictable changes in growth rates and competition for the services of qualified personnel. These factors or the absence of such factors could cause a downturn in the technology sector and could cause the value of some or all of the component securities held by the Technology Select Sector SPDR® Fund, and the price of the Technology Select Sector SPDR® Fund, to decline during the term of the Notes.

♦	The Component Securities Held by the SPDR® S&P® Regional Banking ETF Are Subject to Risks Associated with the Banking Sector — All or substantially all of the component stocks held by the SPDR® S&P® Regional Banking ETF are issued by companies whose primary line of business is directly associated with the banking sector. The performance of companies in the banking sector may be affected by governmental regulation that may limit the amount and types of loans and other financial commitments that banks can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact the banking sector. Banks may also be subject to severe price competition. The banking industry is highly competitive, and thus, failure to maintain or increase market share may adversely affect profitability. These factors, or the absence of such factors, could cause a downturn in the bank industries and could cause the value of some or all of the component securities held by the SPDR® S&P® Regional Banking ETF and the price of the SPDR® S&P® Regional Banking ETF to decline during the term of the Notes.

♦	The Policies of the Respective Investment Advisor of Each Underlying and Changes that Affect any Underlying or its Tracked Index Could Adversely Affect the Value of the Notes — The policies of the respective investment advisor of each Underlying concerning the calculation of such Underlying’s net asset value (“NAV”), additions, deletions or substitutions of securities or other assets or financial measures held by such Underlying, substitution of the tracked index of such Underlying and the manner in which changes affecting how such tracked index is calculated are reflected in such Underlying could adversely affect the price of the shares of such Underlying and, therefore, the value of, and your return on, the Notes. The value of, and your return on, the Notes could also be adversely affected if an investment advisor of an Underlying changes its policies, for example, by changing the manner in which such investment advisor calculates such Underlying’s NAV, or if such investment advisor discontinues or suspends calculation or publication of such Underlying’s NAV, in which case it may become difficult to determine the value of the Notes. If events such as these occur or if the Closing Prices of the Underlyings are not available on any Observation Date (including the Final Valuation Date) because of a market disruption event or for any other reason, the calculation agent, in certain circumstances, may determine the Closing Prices of the Underlyings and the Payment at Maturity in a manner it considers appropriate in its sole discretion.

♦	The Performances of the Underlyings, Particularly During Periods of Market Volatility, May Not Match the Performances of Their Respective Tracked Indices or Their Net Asset Value per Share — The performance of the Underlyings may not match the performances of their respective tracked indices due to a number of factors. For instance, the Underlyings may not hold all or substantially all of the securities included in their respective tracked indices and the respective investment advisors of the Underlyings may invest a portion of their respective Underlying’s assets in securities not included in such Underlying’s tracked index. Therefore, the performances of the Underlyings are generally linked, in part, to assets other than the securities included in their respective tracked indices. Additionally, the performances of the Underlyings will reflect transaction costs and fees that are not included in the calculation of their respective tracked indices.

In addition, because the shares of the Underlyings are traded on securities exchanges and are subject to supply and demand, the performance of one share of each Underlying may differ from the performance of its respective tracked index or the Underlying’s NAV per share. Furthermore, during periods of market volatility, securities or other assets held by the Underlyings may become unavailable in the secondary market due to reduced liquidity or suspensions of, or limitations on, trading, making it difficult for market participants to accurately calculate the NAV per share of the Underlyings and/or create, redeem or hedge shares of the Underlyings. In such circumstances, the prices at which market participants are willing to buy and sell shares of the Underlyings may be significantly lower than each Underlying’s NAV and the liquidity of the shares of the Underlyings may be materially and adversely affected. Consequently, the performances of the Underlyings may deviate significantly from the performances of their respective tracked indices or each Underlying’s NAV per share. These circumstances may or may not constitute market disruption events and, in either case, your return on the Notes may be determined based on the prices of the shares of the Underlyings when they deviate significantly from the performance of their respective tracked indices or each Underlying’s NAV per share. If this occurs, the value of, and your return on, the Notes may be materially and adversely affected.

♦	Anti-Dilution Protection is Limited and the Calculation Agent May Make Adjustments In Addition To, Or That Differ From, Those Set Forth in the Accompanying Product Supplement — For each Underlying, the calculation agent will make adjustments to the relevant Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of such Underlying. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Underlyings. If such an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the Notes that are in addition to, or that differ from, those described in the accompanying product supplement to reflect changes occurring in relation to the relevant Underlying in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described in the accompanying product supplement may be materially adverse to investors in the Notes. You should read “Description of Securities — Anti-Dilution Adjustments for Funds” in the accompanying product supplement in order to understand the adjustments that may be made to the Notes.

♦	There is No Affiliation Between the Underlyings or the Underlying Stock Issuers and Us and We Have Not Participated in the Preparation of, Or Verified, Any Information About the Underlyings or the Underlying Stock Issuers — We are not affiliated with the Underlyings or the issuers of the component stocks held by the Underlyings or underlying their respective tracked indices (such stocks, “Underlying Stocks,” and the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we or our affiliates may currently, or from time to time in the future, engage in business with the Underlying Stock Issuers, including extending loans to, making equity investments in, acting as underwriter in connection with future offerings of the Underlying Stocks by, or providing advisory services (including merger and acquisition advisory services) to, such Underlying Stock Issuers. In the course of this business, we or our affiliates may acquire non-public information about the Underlying Stock Issuers and we will not disclose any such information to you. Nevertheless, neither we nor our affiliates have participated in the preparation of, or verified, any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the Notes, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. None of the Underlyings nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your Notes. The Underlyings have no obligation to take your interests into consideration for any reason, including when taking any actions that would require the calculation agent to adjust such Underlying’s Share Adjustment Factor, which may adversely affect the value of your Notes.

♦	Past Performance of the Underlyings Is No Guide to Future Performance — The actual performance of the Underlyings may bear little relation to the historical closing prices of the Underlyings and/or the hypothetical examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlyings or whether the performance of the Underlyings over the term of the Notes will result in the return of any of your investment.

♦	Assuming No Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Notes in Secondary Market Transactions Would Generally Be Lower Than Both the Issue Price and the Issuer’s Estimated Value of the Notes on the Trade Date — While the payment(s) on the Notes described in this pricing supplement is based on the full Face Amount of Notes, the Issuer’s estimated value of the Notes on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Notes. The Issuer’s estimated value of the Notes on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Notes from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Notes determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Notes and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Notes for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Notes on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Notes and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic and market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Notes, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	The Notes Will Not Be Listed and There Will Likely Be Limited Liquidity — The Notes will not be listed on any securities exchange. There may be little or no secondary market for the Notes. We or our affiliates intend to act as market makers for the Notes but are not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to sell the Notes when you wish to do so or at a price advantageous to you. Because we do not expect other dealers to make a secondary market for the Notes, the price at which you may be able to sell your Notes is likely to depend on the price, if any, at which we or our affiliates are willing to buy the Notes. If, at any time, we or our affiliates do not act as market makers, it is likely that there would be little or no secondary market in the Notes. If you have to sell your Notes prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss, even in cases where the prices of the Underlyings have increased since the Trade Date.

♦	Many Economic and Market Factors Will Affect the Value of the Notes — Because the Notes can be thought of as securities that combine two components, a bond and an embedded derivative(s), the terms and features of the Notes at issuance and the value of the Notes prior to maturity will be influenced by factors that impact the value of bonds and embedded derivatives generally. While we expect that, generally, the prices of the Underlyings will affect the value of the Notes more than any other single factor, the terms of the Notes at issuance and the value of the Notes prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlyings;

♦	the time remaining to the maturity of the Notes;

♦	the market prices and dividend rates of the shares of the Underlyings and the component securities held by the Underlyings;

♦	the composition of the Underlyings;

♦	the occurrence of certain events affecting one or more of the Underlyings that may or may not require an anti-dilution adjustment;

♦	interest rates and yields in the markets generally;

♦	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the Underlyings, their respective tracked indices or the markets generally;

♦	supply and demand for the Notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

During the term of the Notes, it is possible that their value may decline significantly due to the factors described above even if the prices of the Underlyings remain unchanged from their respective Initial Underlying Prices, and any sale prior to the Maturity Date could result in a substantial loss to you. You must hold the Notes to maturity to receive the stated payout from the Issuer.

♦	Trading and Other Transactions by Us, UBS AG or Our or Its Affiliates in the Equity and Equity Derivative Markets May Impair the Value of the Notes — We or our affiliates expect to hedge our exposure from the Notes by entering into equity and equity derivative transactions, such as over-the-counter options, futures or exchange-traded instruments. We, UBS AG or our or its affiliates may also engage in trading in instruments linked or related to the Underlyings on a regular basis as part of our or their general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may adversely affect the prices of one or more of the Underlyings and, therefore, make it less likely that you will receive a positive return on your investment in the Notes. It is possible that we, UBS AG or our or its affiliates could receive substantial returns from these hedging and trading activities while the value of the Notes declines. We, UBS AG or our or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlyings. To the extent that we, UBS AG or our or its affiliates serve as issuer, agent or underwriter for such securities or financial or derivative instruments, our, UBS AG’s or our or its affiliates’ interests with respect to such products may be adverse to those of the holders of the Notes. Introducing competing products into the marketplace in this manner could adversely affect the prices of one or more of the Underlyings and the value of the Notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Notes.

♦	Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the component securities held by the Underlyings, the Underlyings and/or in futures, over-the-counter options, exchange-traded funds or other instruments with returns linked to the performance of the Underlyings or the component securities held by the Underlyings may adversely affect the prices of the component securities held by the Underlyings and/or the prices of the Underlyings and, therefore, the value of the Notes.

♦	We, UBS AG or Our or Its Affiliates May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent with Investing in or Holding the Notes. Any Such Research, Opinions or Recommendations Could Adversely Affect the Prices of the Underlyings and the Value of the Notes — We, UBS AG or our or its affiliates may publish research from time to time on financial markets and other matters that could adversely affect the prices of the Underlyings and the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by us, UBS AG or our or its affiliates may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and the Underlyings.

♦	Potential Conflicts of Interest — Deutsche Bank AG or its affiliates may engage in business with the issuers of the component stocks held by the Underlyings, which may present a conflict between Deutsche Bank AG and you, as a holder of the Notes. We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent, hedging our obligations under the Notes and determining the Issuer’s estimated value of the Notes on the Trade Date and the price, if any, at which we or our affiliates would be willing to purchase the Notes from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Notes. The calculation agent will determine, among other things, all values, prices and levels required to be determined for the purposes of the Notes on any relevant date or time. The calculation agent also has some discretion about certain adjustments to the Share Adjustment Factor for each Underlying and will also be responsible for determining whether a market disruption event has occurred as well as, in some circumstances, the prices or levels related to the Underlyings that affect whether the Notes are automatically called. Any determination by the calculation agent could adversely affect the return on the Notes.

♦	The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid financial contracts that are not debt. If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of ownership and disposition of the Notes could be materially and adversely affected. In addition, as described under “What Are the Tax Consequences of an Investment in the Notes?” below, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page of this pricing supplement for the actual offering terms.

The following table and hypothetical examples illustrate the Payment at Maturity or Call Price due upon an automatic call for a hypothetical range of performances for the Underlyings and reflect the Call Return Rate of 12.00% per annum. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the prices of the Underlyings relative to their respective Initial Underlying Prices. We cannot predict the Final Underlying Prices or the Closing Prices of the Underlyings on any of the Observation Dates (including the Final Valuation Date). You should not take these examples as an indication or assurance of the expected performance of the Underlyings. You should consider carefully whether the Notes are suitable to your investment goals. The numbers in the examples and table below may have been rounded for ease of analysis and it has been assumed that no event affecting any of the Underlyings has occurred during the term of the Notes that would cause the calculation agent to adjust any of the Share Adjustment Factors.

The following hypothetical examples and table illustrate the Payment at Maturity or Call Price due upon an automatic call per $10.00 Face Amount of Notes on a hypothetical offering of Notes based on the following assumptions:

Term:	Approximately 3 years, subject to an annual automatic call
Hypothetical Initial Underlying Prices:
Market Vectors Oil Services ETF	$25
Technology Select Sector SPDR® Fund	$50
SPDR® S&P® Regional Banking ETF	$50
Hypothetical Downside Thresholds:
Market Vectors Oil Services ETF	$15 (60.00% of its Hypothetical Initial Underlying Price)
Technology Select Sector SPDR® Fund	$30 (60.00% of its Hypothetical Initial Underlying Price)
SPDR® S&P® Regional Banking ETF	$30 (60.00% of its Hypothetical Initial Underlying Price)
Call Return and Call Prices:	As set forth in the table below

Observation Dates	Expected Call Settlement Dates	Call Return	Call Price
October 17, 2018	October 19, 2018	12.00%	$11.20
October 15, 2019	October 17, 2019	24.00%	$12.40
October 12, 2020 (Final Valuation Date)	October 16, 2020 (Maturity Date)	36.00%	$13.60

Example 1 — The Notes Are Automatically Called on the First Observation Date.

Date	Closing Price	Payment (per $10.00 Face Amount of Notes)
First Observation Date	OIH: $30	The Closing Price of each Underlying is greater than its Initial Underlying Price; the Notes are automatically called; the Issuer pays the Call Price applicable to the first Observation Date on the related Call Settlement Date.
	XLK: $80
	KRE: $70
Call Price (per $10.00 Face Amount of Notes):		$11.20
Total Return:		12.00%

Because the Closing Price of each Underlying on the first Observation Date is greater than its Initial Underlying Price, the Notes are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date the Call Price of $11.20 per $10.00 Face Amount of Notes, representing a 12.00% return over the approximately one year the Notes were outstanding before they were automatically called.

Example 2 — The Notes Are Automatically Called on the Final Valuation Date.

Date	Closing Price	Payment (per $10.00 Face Amount of Notes)
First Observation Date	OIH: $20	The Closing Price of at least one Underlying is less than its Initial Underlying Price; the Notes are NOT automatically called.
	XLK: $80
	KRE: $60
Second Observation Date	OIH: $30	The Closing Price of at least one Underlying is less than its Initial Underlying Price; the Notes are NOT automatically called.
	XLK: $40
	KRE: $75
Third Observation Date (the Final Valuation Date)	OIH: $25	The Final Underlying Price of each Underlying is greater than its Downside Threshold; the Notes are automatically called; the Issuer pays the Call Price applicable to the Final Valuation Date on the Maturity Date.
	XLK: $55
	KRE: $45
Call Price (per $10.00 Face Amount of Notes):		$13.60
Total Return:		36.00%

Because the Notes were not previously automatically called and the Final Underlying Prices of all Underlyings are greater than their respective Downside Thresholds, the Notes are automatically called and Deutsche Bank AG will pay you on the applicable Call Settlement Date (which coincides with the Maturity Date) the Call Price of $13.60 per $10.00 Face Amount of Notes, representing a 36.00% return over the approximately three year term of the Notes.

Example 3 — The Notes are NOT Automatically Called.

Date	Closing Price	Payment (per $10.00 Face Amount of Notes)
First Observation Date	OIH: $30	The Closing Price of at least one Underlying is less than its Initial Underlying Price; the Notes are NOT automatically called.
	XLK: $90
	KRE: $40
Second Observation Date	OIH: $35	The Closing Price of at least one Underlying is less than its Initial Underlying Price; the Notes are NOT automatically called.
	XLK: $40
	KRE: $75
Third Observation Date (the Final Valuation Date)	OIH: $12.50	The Final Underlying Price of at least one Underlying is less than its Downside Threshold; the Notes are NOT automatically called. The Issuer will pay you less than the Face Amount, if anything, resulting in a loss on your investment that is proportionate to the decline in the Final Underlying Price of the Least Performing Underlying as compared to its Initial Underlying Price.
	XLK: $40
	KRE: $70
Payment at Maturity (per $10.00 Face Amount of Notes):		$5.00
Total Return:		-50.00%

Because the Notes were not previously automatically called and the Final Underlying Price of at least one Underlying is less than its Downside Threshold, the Notes are not automatically called on the Final Valuation Date. Because the Final Underlying Price of the Least Performing Underlying is less than its Downside Threshold, your initial investment will be fully exposed to the negative Underlying Return of the Least Performing Underlying. Accordingly, Deutsche Bank AG will pay you a Payment at Maturity calculated as follows:

$10.00 + ($10.00 × Underlying Return of the Least Performing Underlying)
$10.00 + ($10.00 x -50.00%) = $5.00

If the Notes are not automatically called and the Final Underlying Price of the Least Performing Underlying is less than its Downside Threshold, for each $10.00 Face Amount of Notes, Deutsche Bank AG will pay you less than the Face Amount, if anything, resulting in a loss that is proportionate to the decline in the Final Underlying Price of the Least Performing Underlying as compared to its Initial Underlying Price, regardless of the performance of the other Underlyings. In this circumstance, you will lose a significant portion or all of your initial investment. Any payment on the Notes, including any payment upon an automatic call, is subject to the creditworthiness of the Issuer and, if the Issuer were to default on its payment obligations or become subject to a Resolution Measure, you could lose your entire investment.

The Market Vectors Oil Services ETF

The Market Vectors Oil Services ETF is an exchange-traded fund managed by the Market Vectors ETF Trust, a registered investment company. The Market Vectors ETF Trust consists of numerous separate investment portfolios, including the Market Vectors Oil Services ETF. The Market Vectors Oil Services ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the publicly traded securities included in the Market Vectors US Listed Oil Services 25 Index. The Market Vectors US Listed Oil Services 25 Index is a rules-based index intended to track the overall performance of 25 of the largest U.S. listed, publicly traded oil services companies. The Market Vectors US Listed Oil Services 25 Index is comprised of common stocks and depositary receipts of U.S. exchange-listed companies in the oil services sector. These companies may include foreign companies that are listed on a U.S. exchange. Companies are considered to be in the oil services sector if they derive at least 50% of their revenues from oil services, which include oil equipment, oil services or oil drilling. Of the largest 50 stocks in the oil services sector by full market capitalization, the top 25 by free-float market capitalization (e.g., includes only shares that are readily available for trading in the market) and three month average daily trading volume are included in the Market Vectors US Listed Oil Services 25 Index. The Market Vectors Oil Services ETF trades on the NYSE Arca under the ticker symbol “OIH.” This section is only a summary of the Market Vectors Oil Services ETF. For more information on the Market Vectors Oil Services ETF, including information concerning its composition, calculation methodology and adjustment policy, please see the section entitled “Market Vectors ETF Trust — Market Vectors Oil Services ETF” in the accompanying underlying supplement No. 1 dated August 17, 2015..

The graph below illustrates the performance of the Market Vectors Oil Services ETF from December 21, 2011 to October 11, 2017. The closing price of the Market Vectors Oil Services ETF on October 11, 2017 was $25.40. The dotted line in the graph below represents the Downside Threshold equal to 60.00% of the closing price of the Market Vectors Oil Services ETF on October 11, 2017. We obtained the historical closing prices of the Market Vectors Oil Services ETF from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Market Vectors Oil Services ETF should not be taken as an indication of future performance and no assurance can be given as to the Final Underlying Price or any future Closing Price of the Market Vectors Oil Services ETF. We cannot give you assurance that the performance of the Market Vectors Oil Services ETF will result in a positive return on your initial investment and you could lose a significant portion or all of your initial investment at maturity.

The Technology Select Sector SPDR® Fund

The Technology Select Sector SPDR® Fund is an exchange-traded fund managed by the Select Sector SPDR® Trust, a registered investment company. The Select Sector SPDR® Trust consists of numerous separate investment portfolios, including the Technology Select Sector SPDR® Fund. SSgA Funds Management, Inc. is the investment adviser of the Technology Select Sector SPDR® Fund. The Technology Select Sector SPDR® Fund seeks to provide investment results that correspond generally to the level and yield performance, before fees and expenses, of the Technology Select Sector Index, which represents the technology sector of the U.S. equity market. The Technology Select Sector SPDR® Fund trades on the NYSE Arca under the ticker symbol “XLK.” This is only a summary of the Technology Select Sector SPDR® Fund. For more information on the Technology Select Sector SPDR® Fund, please see the section entitled “The Select Sector SPDR Exchange Traded Funds — The Technology Select Sector SPDR® Fund” in the accompanying underlying supplement No. 1 dated August 17, 2015. For more information on the Technology Select Sector Index, please see the section entitled “The S&P Dow Jones Indices — The S&P Select Sector Indices — The Technology Select Sector Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

The graph below illustrates the performance of the Technology Select Sector SPDR® Fund from January 2, 2008 to October 11, 2017. The closing price of the Technology Select Sector SPDR® Fund on October 11, 2017 was $60.36. The dotted line in the graph below represents the Downside Threshold equal to 60.00% of the closing price of the Technology Select Sector SPDR® Fund on October 11, 2017. We obtained the historical closing prices of the Technology Select Sector SPDR® Fund from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing prices of the Technology Select Sector SPDR® Fund should not be taken as an indication of future performance and no assurance can be given as to the Final Underlying Price or any future Closing Price of the Technology Select Sector SPDR® Fund. We cannot give you assurance that the performance of the Technology Select Sector SPDR® Fund will result in a positive return on your initial investment and you could lose a significant portion or all of your initial investment at maturity.

The SPDR® S&P® Regional Banking ETF

The SPDR® S&P® Regional Banking ETF is an exchange-traded fund managed by SPDR® Series Trust, a registered investment company. The SPDR® Series Trust consists of numerous separate investment portfolios, including the SPDR® S&P® Regional Banking ETF. SSgA Funds Management, Inc. is the investment adviser of the SPDR® S&P® Regional Banking ETF. The SPDR® S&P® Regional Banking ETF seeks to provide investment results that correspond generally to the total return performance, before fees and expenses, of the S&P® Regional Banks Select IndustryTM Index, which represents the regional banking sub-industry portion of the U.S. equity market. The SPDR® S&P® Regional Banking ETF trades on the NYSE Arca under the ticker symbol “KRE.” This is only a summary of the SPDR® S&P® Regional Banking ETF. For more information on the SPDR® S&P® Regional Banking ETF, please see the section entitled “The Select Industry SPDR Exchange Traded Funds — The SPDR® S&P® Regional Banking ETF” in the accompanying underlying supplement No. 1 dated August 17, 2015. For more information on the S&P® Regional Banks Select IndustryTM Index, please see the section entitled “The S&P Dow Jones Indices — The S&P Select Industry Indices — The S&P® Regional Banks Select IndustryTM Index” in the accompanying underlying supplement No. 1 dated August 17, 2015.

The graph below illustrates the performance of the SPDR® S&P® Regional Banking ETF from January 2, 2008 to October 11, 2017. The closing price of the SPDR® S&P® Regional Banking ETF on October 11, 2017 was $56.81. The dotted line in the graph below represents the Downside Threshold equal to 60.00% of the closing price of the SPDR® S&P® Regional Banking ETF on October 11, 2017. We obtained the historical closing prices of the SPDR® S&P® Regional Banking ETF from Bloomberg L.P. and we have not participated in the preparation of, or verified, such information. The historical closing prices of the SPDR® S&P® Regional Banking ETF should not be taken as an indication of future performance and no assurance can be given as to the Final Underlying Price or any future Closing Price of the SPDR® S&P® Regional Banking ETF. We cannot give you assurance that the performance of the SPDR® S&P® Regional Banking ETF will result in a positive return on your initial investment and you could lose a significant portion or all of your initial investment at maturity.

Correlation of the Underlyings

The following graph sets forth the historical performances of the Market Vectors Oil Services ETF, the Technology Select Sector SPDR® Fund and the SPDR® S&P® Regional Banking ETF from January 2, 2008 through October 11, 2017, based on the daily closing prices of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing price of 100.00 on January 2, 2008 by (1) dividing the closing price of that Underlying on each day by the closing price of that Underlying on January 2, 2008 and (2) multiplying by 100.00.

We obtained the closing prices used to determine the normalized closing prices set forth below from Bloomberg, without verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance and no assurance can be given as to the closing prices of the Underlyings during the term of the Notes, including on any Observation Date (including the Final Valuation Date). We cannot give you assurance that the performances of the Underlyings will result in the return of any of your initial investment.

PAST PERFORMANCE OF THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE RESULTS.

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlyings over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to another. For additional information, see the information set forth under “Key Risks — Because the Notes Are Linked to the Least Performing Underlying, the Notes Are Less Likely to Be Automatically Called and You Are Exposed to a Greater Risk of Losing a Significant Portion or All of Your Initial Investment at Maturity than if the Notes Were Linked to just One Underlying” in this pricing supplement.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for one of those Underlyings to close below its Initial Underlying Price on any Observation Date prior to the Final Valuation Date or its Downside Threshold on the Final Valuation Date. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that the price of at least one of the Underlyings will decrease. This results in a greater potential for the Notes to not be automatically called and for a loss of your initial investment at maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Initial Underlying Price on any Observation Date prior to the Final Valuation Date or its Downside Threshold on the Final Valuation Date, as the prices of both of those Underlyings may decrease together.

In addition, for each additional Underlying to which the Notes are linked, there is a greater potential for one pair of Underlyings to have low or negative correlation. Therefore the greater the number of Underlyings, the greater the potential for the Notes to not be automatically called and for a loss of your initial investment at maturity. Deutsche Bank AG determined the Call Return Rate for the Notes based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Notes were set. As discussed above, increased risk resulting from lower correlation or from a greater number of underlyings is reflected in a higher Call Return Rate than would be payable on notes linked to fewer underlyings that have a higher degree of correlation.

What Are the Tax Consequences of an Investment in the Notes?

In the opinion of our special tax counsel, Davis Polk & Wardwell LLP, which is based on prevailing market conditions, it is more likely than not that the Notes will be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the maturity or other taxable disposition of your Notes and (ii) the gain or loss on your Notes should be capital gain or loss and should be long-term capital gain or loss if you have held the Notes for more than one year. The Internal Revenue Service (the “IRS”) or a court might not agree with this treatment, however, in which case the timing and character of income or loss on your Notes could be materially and adversely affected.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect.

Withholding under legislation commonly referred to as “FATCA” might (if the Notes were recharacterized as debt instruments) apply to amounts treated as interest paid with respect to the Notes, as well as to payments of gross proceeds of a taxable disposition, including upon an automatic call or at maturity, of a Note. However, under a recent IRS notice, this regime will not apply to payments of gross proceeds (other than any amount treated as interest) with respect to dispositions occurring before January 1, 2019. You should consult your tax adviser regarding the potential application of FATCA to the Notes.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, including for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, the applicable regulations exclude from the scope of Section 871(m) instruments issued in 2017 that do not have a delta of one with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel is of the opinion that Section 871(m) should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the Notes.

You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The preceding discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the Notes.

For a discussion of certain German tax considerations relating to the Notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and DBSI, acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.135 per $10.00 Face Amount of Notes. We have agreed that UBS Financial Services Inc. may sell all or part of the Notes that it purchases from us to investors at the price to public indicated on the cover of this pricing supplement, or to its affiliates at the price to public indicated on the cover of this pricing supplement minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. Because DBSI is both our affiliate and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the underwriting arrangement for this offering must comply with the requirements of FINRA Rule 5121 regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with FINRA Rule 5121, DBSI may not make sales in this offering of the Notes to any of its discretionary accounts without the prior written approval of the customer. Please see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the authenticating agent, acting on behalf of the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’

rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of January 1, 2016, filed as an exhibit to the opinion of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and the authentication of the Notes by the authenticating agent and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated as of January 1, 2016, which has been filed by the Issuer on Form 6-K dated January 4, 2016.